                                                                    Exhibit 99.4

March 29, 2004


        Management Report on Internal Control over the administration of the Chase Credit Card Owner Trust Series 2001-4 (the "Owner Trust")

Management of Chase Manhattan Bank USA, N.A. (the "Bank") is responsible for establishing and maintaining effective internal control over its Administration of the Certificates held by the Owner Trust and the Notes issued by the Owner Trust ("Administration" of the Owner Trust), which is designed to provide reasonable assurance regarding the proper Administration of the Owner Trust. The Bank's internal control system contains self-monitoring mechanisms, and actions are taken to correct deficiencies as they are identified.

There are inherent limitations in any internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even effective internal control can provide only reasonable assurance with respect to Administration of the Owner Trust. Further, because of changes in conditions, the effectiveness of internal control may vary over time.

Management of Chase Manhattan Bank USA, N.A. assessed its internal control over its Administration of the Owner Trust as of December 31, 2003 in relation to the criteria for effective internal control established in "Internal Control-Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that Chase Manhattan Bank USA, N.A. maintained effective internal control over the Administration of the Owner Trust as of December 31, 2003, based on the criteria for effective internal control established in "Internal Control-Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission.

/s/ Keith Schuck
-------------------------
Keith Schuck
Senior Vice President/CFO
Chase Manhattan Bank USA, N.A.

/s/ Patricia Garvey
-------------------------
Patricia Garvey
Senior Vice President
Chase Manhattan Bank USA, N.A.